Exhibit 99.3

Reconciliation of Restated Earnings (Loss) from Continuing Operations to Restated Earnings (Loss) from Continuing Operations, As Adjusted for Unusual Items
     (Amounts in thousands, except per share amounts)
     (Unaudited)

	2002					2003					2004
	Q1	Q2	Q3	Q4	YR	Q1	Q2	Q3	Q4	YTD	Q1	Q2	YTD
Restated Earnings (Loss) From Continuing Operations	1,214	(1,047)	145	(15,352)	(15,040)	1,098	973	1,669	2,270	6,010	276	(11,855)	(11,579)
One-Time Items:
Accounts Receivable Reserves (1)	—	—	250	—	250	—	—	—	—	—	—	—	—
Loan Origination Costs (2)	—	—	692	—	692	—	—	—	—	—	—	—	—
Asset Write-offs (3)	—	—	—	3,068	3,068	—	—	—	—	—	—	—	—
Restructuring of Split-Dollar Life Insurance Plans (4)	—	—	—	14,247	14,247	—	—	—	—	—	—	—	—
Retirement of Note Receivable from Shareholder (5)	—	2,473	—	—	2,473	—	—	—	—	—	—	—	—
Retirement of 11% Senior Notes (6)	—	—	—	—	—	—	—	—	—	—	—	22,886	22,886
Interest on 4.875% Convertible Debt (7)	—	—	—	—	—	—	—	—	—	—	—	600	600
Restructuring (8)	—	—	—	—	—	—	—	—	—	—	—	265	265

	—	2,473	942	17,315	20,730	—	—	—	—	—	—	23,751	23,751
Tax	—	(989)	(421)	(4,017)	(5,427)	—	—	—	—	—	—	(9,071)	(9,071)

Total One-Time Items, Net of Tax	—	1,484	521	13,298	15,303	—	—	—	—	—	—	14,680	14,680

Restated Earnings (Loss) From Continuing Operations, As Adjusted	1,214	437	666	(2,054)	263	1,098	973	1,669	2,270	6,010	276	2,825	3,101

Shares used in calculating Restated Earnings (Loss) per Share, As Adjusted
Weighted average shares outstanding, basic	8,969	9,055	9,161	10,051	9,309	10,079	10,116	10,158	10,176	10,132	10,223	10,310	10,267
Shares issuable from assumed exercise of options	434	160	3	—	149	15	186	349	364	229	629	466	547

Weighed average shares outstanding, diluted	9,403	9,215	9,164	10,051	9,458	10,094	10,302	10,507	10,540	10,361	10,852	10,776	10,814

(1)	The Company provided for additional reserves to increase the provision for doubtful accounts.

(2)	The charge represented the unamortized loan origination costs associated with the cancellation of a former bank credit facility.

(3)	Obsolete technology investments in the Company’s initial disease management technology platform, which was replaced by a later generation of this software, were written off.

(4)	The Company terminated and restructured the retirement program funded by split-dollar life insurance.

(5)	The note receivable was acquired from a predecessor organization. The charge represented the difference between the book value of the note and the closing market value of shares of the Company’s common stock when settled.

(6)	The Company retired $120 million in aggregate principal amount of its 11% Series B Senior Notes due in May 2008.

(7)	Additional interest expense was incurred due to the timing and use of funds raised from the sales on May 5 and June 3, 2004 of the Company’s 4.875% Convertible Senior Subordinated Notes due in 2024 to purchase the 11% Senior Notes.

(8)	Cost reduction initiatives, relating primarily to the Women’s and Children’s Health segment, were incurred and included staff reductions, facility closings and supplier price reductions.